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                                                                     EXHIBIT 2.1




                           EXCHANGE OF STOCK AGREEMENT


                  THIS EXCHANGE OF STOCK AGREEMENT (this "Agreement") is made and entered into this 12th day of April, 2001, by and among LONE WOLF ENERGY, INC., a Colorado corporation, together with its successors and assigns ("Lone Wolf"), its wholly-owned subsidiary corporation, PRESTIGE INVESTMENTS, INC., an Oklahoma corporation ("Prestige"), the wholly-owned subsidiary corporation of Prestige, ZENEX LONG DISTANCE, INC., an Oklahoma corporation, d/b/a Zenex Communications, Inc. ("Zenex") and the wholly-owned subsidiary corporation of Lone Wolf, CHURCHLINK.COM, INC., an Oklahoma corporation ("ChurchLink"), all of the foregoing with the principal business address of 201 S. Robert S. Kerr Avenue, Suite 500, Oklahoma City, Oklahoma 73102, and NAYLOR CONCRETE CONSTRUCTION CO., INC., an Oklahoma corporation ("Naylor Concrete"), and RICKY
A. NAYLOR ("Ricky Naylor"), an individual, both with mailing address of 821 S.W. 66th Street, Oklahoma City, Oklahoma 73139. Naylor Concrete and Ricky Naylor shall sometimes hereinafter be collectively referred to as "Naylor." Lone Wolf, Prestige, Zenex, ChurchLink and Naylor shall sometimes hereinafter be collectively referred to as the "Parties."

                                    RECITALS:

                  A. Lone Wolf is a Colorado corporation and a publicly-held company which files periodic reports with the Securities and Exchange Commission ("SEC"). Lone Wolf owns all of the issued and outstanding stock of Prestige. Prestige, in turn, owns all of the issued and outstanding stock of Zenex, which is engaged in the business of providing long-distance calling cards and certain other telecommunications products and services. Lone Wolf also owns all of the issued and outstanding stock of ChurchLink (the "ChurchLink Stock"), which is engaged in the business of providing online computer services on a subscription basis for churches and other religious organizations.

                  B. Ricky Naylor is the principal owner and President of Naylor Concrete. Naylor Concrete is the owner and holder of 7,400,000 issued and outstanding shares of the common stock, par value, $0.001 per share, of Lone Wolf (the "Naylor Lone Wolf Stock"). In addition, Ricky Naylor was granted fully vested stock options by Lone Wolf on January 31, 2001, to purchase 1,200,000 shares of the common stock of Lone Wolf, par value, $0.001 per share, for an option price of $0.10 per share during a five-year term ("Stock Option"). Zenex recently borrowed the sum of $300,000 from Ricky Naylor as evidenced by that certain promissory note made, executed and delivered by Zenex and ChurchLink to Ricky Naylor dated January 31, 2001 (the "Zenex Loan"), which sum Ricky Naylor had, in turn, borrowed, individually, from the First National Bank, a national banking association with principal offices in Midwest City, Oklahoma ("Bank"). In addition, both Ricky Naylor and Naylor Concrete have jointly and severally guaranteed the repayment of all of the indebtedness of Zenex to the Bank including, without limitation, the January 2000 loan and the March 2000 loan, which are more


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specifically described below, by virtue of separate guaranty agreements executed and delivered by them to the Bank (collectively, "Naylor Guaranties").

                  C. Naylor Concrete is desirous of acquiring all of the ChurchLink Stock from Lone Wolf in exchange for the transfer to Lone Wolf of all of the Naylor Lone Wolf Stock and of receiving the benefit of certain other indemnity obligations and covenants of Lone Wolf, Zenex and Prestige with regard to the Zenex Loan and the Naylor Guaranties as set forth in this Agreement. Ricky Naylor, in consideration for Lone Wolf, Prestige and Zenex entering into this Agreement and making the covenants for his benefit with regard to the Zenex Loan and the Naylor Guaranties which are set forth herein and for the other considerations contained in this Agreement, is willing to cancel and surrender the Stock Option and all of his rights thereunder.

                  D. Lone Wolf is desirous of: (i) redeeming all of the Naylor Lone Wolf Stock owned by Naylor Concrete in exchange for the ChurchLink Stock;
(ii) obtaining the cancellation of the Stock Option granted to Ricky Naylor; and
(iii) obtaining the cancellation of that certain Letter Agreement made and entered into by and between Lone Wolf, Zenex, Prestige, ChurchLink, Marc W. Newman, Douglas A. Newman (collectively, the "Newmans"), and Naylor dated January 24, 2001 ("Letter Agreement") and is accordingly willing to make the covenants and indemnities for the benefit of Naylor set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the aforementioned Recitals, the premises and of the mutual covenants, promises, representations and warranties set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties hereto do hereby covenant and agree as follows:

                  1. CLOSING DATE; EXCHANGE OF SHARES AND CLOSING DATE DELIVERIES BY THE PARTIES. The Closing Date for the transactions contemplated by this Agreement shall be the same date upon which this Agreement is fully executed by all of the Parties. The Closing shall be held at the offices of Naylor's counsel, Fellers, Snider, Blankenship, Bailey & Tippens, 100 N. Broadway, Suite 1700, Oklahoma City, Oklahoma, at which time this Agreement shall be fully executed and all Closing Date deliveries described below shall be effected. The Closing shall be held at a date and time mutually agreeable to the Parties ("Closing Date"). At the Closing on the Closing Date, Lone Wolf shall deliver to Naylor Concrete stock certificates representing all of the issued and outstanding ChurchLink Stock, duly endorsed in blank for transfer by Lone Wolf, or accompanied by stock powers duly executed by it in blank for transfer, together with the ChurchLink corporate minute book and all of its stock and accounting records and copies of all of its federal and state tax returns for the periods during which the ChurchLink Stock was held by Lone Wolf. Upon delivery by Lone Wolf to Naylor Concrete of all of the ChurchLink Stock, Naylor Concrete shall become the sole owner of all of the issued and outstanding ChurchLink Stock. ChurchLink shall thereafter be Naylor Concrete's wholly-owned subsidiary. At the Closing on the Closing Date, Naylor Concrete shall deliver to Lone Wolf all of the Naylor Lone Wolf Stock, duly endorsed in blank for transfer by Naylor Concrete, or accompanied by a stock power duly executed by it in blank for transfer, sufficient to vest ownership of all of the shares of Naylor Lone Wolf Stock in Lone Wolf, together with the executed resignations of Ricky Naylor, Debra G. Morehead and Bobby Boyles from all positions which they hold, respectively, as an officer, director or employee of Lone Wolf or ChurchLink, as is required below in this Agreement.


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                  2.       RELEASE OF  THE NAYLOR GUARANTIES AND PAYMENT OF THE
                           ZENEX LOAN.

                           (a) RELEASE OF THE NAYLOR GUARANTIES. As described above, Naylor Concrete and Ricky Naylor have each executed and delivered to the Bank the Naylor Guaranties which are their joint and several unlimited guaranties of all of the indebtedness of Zenex to the Bank including, without limitation, the following loans:

                                    (i) That certain Promissory Note and
                  Business Loan Agreement made, executed and delivered by Zenex to the Bank dated January 11, 2000 ("January 2000 Loan"), pursuant to which Zenex borrowed the principal sum of $250,302.00 from the Bank; and

                                    (ii) That certain Promissory Note and
                  Business Loan Agreement dated as of March 10, 2000 ("March 2000 Loan"), pursuant to which Zenex borrowed the additional principal sum of $100,260.00 from the Bank.

On or before October 1, 2001, Lone Wolf and Zenex will use their respective best efforts to cause the Bank to release Naylor Concrete and Ricky Naylor from any and all liabilities, duties and obligations which they have, may have, or hereafter might have had under the Naylor Guaranties as to any and all indebtedness of Zenex to the Bank.

                           (b) SATISFACTION OF ZENEX LOAN. Lone Wolf, Zenex, Prestige, ChurchLink, the Newmans and Naylor made and entered into the Letter Agreement on January 24, 2001 which set forth the terms and conditions pursuant to which Naylor would agree to borrow the sum of $300,000.00 from the Bank and, in turn, loan that same amount to Zenex and ChurchLink. In fulfillment of the Letter Agreement, Ricky Naylor borrowed the sum of $300,000.00 from the Bank on January 31, 2001, and, on that same date, made a loan in that same amount to Zenex and ChurchLink, as evidenced by that certain Promissory Note and Business Loan Agreement (collectively, the "Note"), each dated January 31, 2001. The repayment of the Note was secured by the creating and granting to Naylor of the following collateral:

                                    (i) The guaranty of Prestige  evidenced by a
                  Guaranty Agreement executed and delivered by Prestige to Naylor on January 31, 2001;

                                    (ii) The guaranty of Lone Wolf evidenced by
                  a Guaranty Agreement executed and delivered by Prestige to Naylor on January 31, 2001;

                                    (iii) The pledge by Lone Wolf to Naylor of
                  all of the issued and outstanding stock of ChurchLink as evidenced by a Pledge Agreement executed and delivered by Lone Wolf to Naylor on January 26, 2001;



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                                    (iv) The pledge by Prestige to Naylor of all
                  of the issued and outstanding stock of Zenex pursuant to a Pledge Agreement executed and delivered by Prestige to Naylor on January 26, 2001;

                                    (v) The creation and granting by ChurchLink
                  to Naylor of a security interest in all of its inventory, accounts, equipment, contracts, software, permits, tariffs and general intangibles ("ChurchLink Security Interest") as evidenced by a Pledge and Security Agreement executed and delivered by ChurchLink to Naylor on January 26, 2001; and

                                    (vi) The creation and granting by Zenex to
                  Naylor of a security interest in all of its inventory, accounts, equipment, contracts, software, permits, tariffs and other general intangibles ("Zenex Security Interest") as evidenced by a Pledge and Security Agreement executed and delivered by Zenex to Naylor on January 26, 2001.

(All of the foregoing collateral as described in Subparagraphs (b)(i) - (vi), above, together with all of the loan documents, instruments, financing statements and security agreements which evidence that collateral, shall hereinafter be collectively referred to as the "Zenex Loan Collateral.") All of the Zenex Loan Collateral granted to Naylor by Lone Wolf, Prestige and Zenex, respectively, is expressly subject and subordinate to the security interests, pledges, and guaranties previously created and granted by each of them to the Bank in that same collateral in order to secure the repayment of all of Zenex's indebtedness to the Bank. In addition, all of Ricky Naylor's right, title and interest in and to the Note and all of the Zenex Loan Collateral were assigned by him to the Bank on January 26, 2001, in order to secure his repayment of the $300,000 loan he obtained from the Bank on that same date to fund the Zenex Loan. On or before October 1, 2001, Lone Wolf and Zenex hereby covenant and agree to use their respective best efforts to pay, in full, the Zenex Loan to Naylor.

                  3. INDEMNITY BY LONE WOLF AND ZENEX OF NAYLOR'S OBLIGATIONS UNDER THE NAYLOR GUARANTIES. In fulfillment of the terms and conditions of Paragraph 3 of the Letter Agreement, which was a material inducement to Naylor to make the Zenex Loan, Lone Wolf and Zenex each hereby expressly covenant and agree to indemnify and hold each of Naylor Concrete and Ricky Naylor wholly harmless from and against any and all loss, cost, claims, causes of action and liabilities incurred or suffered by either Naylor Concrete or Ricky Naylor (including court costs and reasonable attorneys' fees) as a result of, or arising in any way out of, the Naylor Guaranties which have been executed and delivered by Naylor to the Bank (i) to secure the repayment of all of Zenex's indebtedness to the Bank, and (ii) to secure the repayment of the $300,000 loan obtained by Ricky Naylor from the Bank on January 26, 2001, in order to fund the Zenex Loan. Lone Wolf, Zenex and Prestige also hereby specifically covenant and agree that the Zenex Loan Collateral previously created and granted by each of them, respectively, in order to secure the repayment of the Zenex Loan was also intended to, and does, secure the full performance by Lone Wolf and Zenex of the indemnity obligation set forth in Paragraph 3 of the Letter Agreement and reiterated in this Section 3 of this Agreement. Lone Wolf and Zenex further specifically covenant and agree that the repayment in full of the Zenex Loan will not


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entitle Lone Wolf, Zenex or Prestige to the release of any of the Zenex Loan
Collateral so long as Naylor has any remaining obligation or potential liability under the Naylor Guaranties.

                  4. PENALTIES FOR NON-PAYMENT OF ZENEX LOAN AND/OR FAILURE TO OBTAIN BANK'S RELEASE OF NAYLOR GUARANTIES. Lone Wolf and Zenex covenant and agree that, if for any reason, they are unable on or before October 31, 2001 to:
(i) repay in full the Zenex Loan; and/or (ii) obtained the full and complete release of the Naylor Guaranties from the Bank that then, and in such event, they shall, jointly and severally, be obligated to pay to Naylor the sum of $2,000 per month commencing October 1, 2001, and continuing such payments to Naylor in that same amount on the first day of each month thereafter until such time as Lone Wolf and Zenex have been able to accomplish each of the foregoing, i.e., the full payment of the Zenex Loan and the complete release of the Naylor Guaranties by the Bank. In addition, and as a further inducement to Naylor to enter into this Agreement, Lone Wolf and Zenex further covenant and agree that, in the event that Lone Wolf and Zenex have not, on or before March 31, 2003: (y) made payment in full to Naylor of the Zenex Loan; and/or (z) obtained the full and complete release of Naylor from the Naylor Guaranties that then, and in such event, they shall grant to Ricky Naylor on that date a fully vested option to purchase One Million (1,000,000) shares of the common stock of Lone Wolf, par value, $0.001 per share, for an option purchase price of $0.06 per share, which may be exercised by Ricky Naylor at any time during a term of ten (10) years from and after the date of the granting of said option. The option grant shall be in form and substance satisfactory to Ricky Naylor at such time and shall be made pursuant to the terms and conditions of a valid stock option plan duly adopted by Lone Wolf in accordance with all applicable provisions of securities and federal income taxation laws.

                  5. LONE WOLF, ZENEX AND PRESTIGE AGREE TO THE RELEASE BY NAYLOR OF CHURCHLINK FROM ALL LIABILITY UNDER THE ZENEX LOAN AND OF THE CHURCHLINK SECURITY INTEREST. As described above, ChurchLink and Zenex were the original co-makers of the Zenex Loan and are both obligated on the Note for repayment of the Zenex Loan to Naylor. In view of the acquisition of ChurchLink by Naylor Concrete pursuant to this Agreement, Lone Wolf, Zenex and Prestige each hereby covenant and agree that it is necessary and appropriate for Naylor to completely release ChurchLink from any and all liability which it has, may have or otherwise may have had for the repayment of the Zenex Loan to Naylor by virtue of the Note or the Zenex Collateral, or otherwise, to specifically include the release of the ChurchLink Security Interest. Lone Wolf, Prestige and Zenex further acknowledge and agree that Zenex shall henceforth be the sole obligor under the Note to Naylor given to evidence the repayment of the Zenex Loan and that the rest of the Zenex Collateral, including, without limitation, the Zenex Security Interest, shall remain in full force and effect. Accordingly, Naylor, effective upon the Closing of this Agreement, fully and completely releases and discharges ChurchLink from any and all liability or obligation of whatsoever kind or nature to Naylor, under and pursuant to the Note, Business Loan Agreement, Commercial Pledge Agreement, Security Agreement, financing statements, and any and all other documents executed and delivered by ChurchLink in connection with the making by it of the Zenex Loan and agrees, subject to the prior, written approval of the Bank, to release the UCC Financing Statement filed by Naylor with regard to the ChurchLink Security Interest on the Closing Date.


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                  6. CANCELLATION OF LETTER AGREEMENT AND OF THE STOCK OPTION
AGREEMENT. Naylor, Lone Wolf, Prestige, Zenex, ChurchLink and the Newmans do each hereby respectively covenant and agree, except as otherwise specifically provided in this Agreement, to release any and all right, title, obligations and benefits which they have, might have or otherwise might have had under the Letter Agreement effective upon the Closing Date. In addition, Ricky Naylor agrees to cancel, release and render null, void and of no further force and effect the Stock Option granted to him by Lone Wolf on January 31, 2001, effective as of the Closing Date.

                  7. NAYLOR'S RELINQUISHMENT OF RIGHTS AS ONE OF THE SHAREHOLDERS TO DESIGNATE MEMBERS OF THE BOARD OF DIRECTORS OF LONE WOLF, PRESTIGE AND ZENEX. Section 5.8 of that certain Agreement and Plan of Reorganization by and among Lone Wolf, Prestige, Zenex, Ricky Naylor and certain other persons constituting the former shareholders of Prestige dated May 4, 2000 ("Merger Agreement") provides that the former Prestige Shareholders shall be entitled to elect two (2) of the members of Lone Wolf's, Prestige's and Zenex's Board of Directors, respectively, on the closing date under the Merger Agreement and each year thereafter. Naylor agrees, effective as of the Closing Date under this Agreement, to release any and all rights which Naylor has, or may have, under Section 5.8 of the Merger Agreement as one of the former Prestige Shareholders. In addition, Naylor agrees to obtain and provide to Lone Wolf on the Closing Date resignations executed and dated effective as of the Closing Date by Ricky Naylor, Bobby Boyles and by Debra G. Morehead from any and all positions which they, respectively, hold as either an officer, director or employee of Lone Wolf, Zenex and Prestige.

                  8. REPRESENTATIONS AND WARRANTIES OF LONE WOLF. Lone Wolf represents and warrants to Naylor as of the Closing Date of this Agreement, as follows:

                           (a) ORGANIZATION AND STANDING OF LONE WOLF AND CHURCHLINK. Lone Wolf is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. ChurchLink is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Each of Lone Wolf and ChurchLink has all requisite power and authority (corporate and other), and is duly qualified and licensed and possesses all respective licenses, franchises, permits and other governmental authorizations necessary to own, lease and operate its respective assets and properties and to conduct its respective business as now being conducted by it, including, without limitation, the full power and authority for Lone Wolf and ChurchLink, respectively, to enter into and perform their respective obligations under this Agreement and the transactions contemplated hereby. Each of Lone Wolf and ChurchLink is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its respective ownership or leasing of property or the conduct of its respective business requires such licensing or qualification and where the failure to be so licensed, qualified or in good standing would have a material adverse effect on the financial condition, operations, business, or prospects of Lone Wolf or ChurchLink, respectively. All requisite approvals for this Agreement and the transactions to be consummated hereby have been obtained from the respective Board of Directors or the Shareholders of Lone Wolf or of ChurchLink under their respective Certificates of Incorporation or By-Laws, or under the provisions of applicable law.


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                           (b) CAPITALIZATION OF CHURCHLINK. The authorized
         capital stock of ChurchLink consists of Fifty Thousand (50,000) shares of Common Stock, par value, $1.00 per share ("ChurchLink Stock"), of which One Hundred (100) shares are issued and outstanding (the "Shares"), and are all owned by Lone Wolf. None of the capital stock of ChurchLink is held in its treasury. No share of the capital stock of ChurchLink has been reserved for any purpose. All of the Shares of ChurchLink Stock are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any pre-emptive rights. Lone Wolf is the record and beneficial owner of all of the issued and outstanding Shares. Except for the prior pledge of the ChurchLink Stock by Lone Wolf to Naylor to secure the repayment of the Zenex Loan which was, in turn, assigned by him to the Bank on that same date to secure his $300,000 loan from the Bank, all of the Shares are held by Lone Wolf free and clear of all liens, encumbrances, pledges, options, charges, claims, security interests, agreements, equities and assessments whatsoever, with Lone Wolf having full right and authority to sell, assign, transfer and deliver the Shares as provided in this Agreement. There are no outstanding securities convertible into or exchangeable for the capital stock of ChurchLink and there are no outstanding options, rights (pre-emptive or otherwise), or warrants to purchase or to subscribe for any equity securities of ChurchLink. There are no outstanding agreements, arrangements, commitments or understandings of any kind affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of the capital stock of ChurchLink, or any equity securities of ChurchLink, except as expressly provided for in this Agreement.

                           (c) TRADE NAMES. To the knowledge of Lone Wolf, no other person, firm or corporation is presently using or claiming, or has the right to use or claim, the trade name: "ChurchLink" or "ChurchLink.Com" or to any of the trademarks, logos or symbols used by ChurchLink in conjunction with said trade names. ChurchLink has not conferred any right or license to use any of the aforesaid trade names, trademarks, logos, or symbols on any other person, firm or corporation. After the Closing Date, Lone Wolf shall forego and not make a claim to any right, title or interest in or to the use of the trade names listed above in this Section, or any trademarks, logos or symbols currently used or previously used by ChurchLink in conjunction with any of those said trade names or otherwise in any manner in conjunction with the business being currently conducted by ChurchLink.

                           (d) LIABILITIES. To the knowledge of Lone Wolf, ChurchLink does not have any indebtedness, obligation or liability, contingent or otherwise, whether due or to become due, which is required by generally accepted accounting principles to be reflected in the financial statements of ChurchLink which have been delivered to Naylor, or which is material, except (i) those which have been reflected in the current financial statements of ChurchLink which have been delivered to Naylor, (ii) those individual liabilities subsequently incurred by ChurchLink in the ordinary course of business, or (iii) the potential contingent liability created by the claim of Phase II Development Corporation and any which have been set forth in an exhibit to this Agreement. All deposit accounts and notes payable, and other liabilities of ChurchLink are current and not in default.


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                           (e) TAXES. All tax returns of ChurchLink for the
         calendar year 2000 will be filed as part of the consolidated tax returns of Lone Wolf, for which Lone Wolf has obtained an extension to file until September 15, 2001. Except for calendar years 2000 and 2001, to the best of the knowledge and belief of Lone Wolf, ChurchLink has fully filed with the appropriate governmental agencies, all tax reports and returns required to be filed, including, without limitation, all federal, state and local income, franchise, sales and property tax returns. ChurchLink has duly paid in full, or made adequate provision for the payment of, all taxes and other charges shown on all returns to be due or claimed to be due in regard to such tax returns by federal, state or local taxing authorities. There are no federal, state or local tax liens upon any of the property or assets of ChurchLink. All of such reports are, to the best of the knowledge, information and belief of Lone Wolf, true, correct and complete in all material respects. All of the tax liabilities of ChurchLink for the current year to date and all prior years, whether or not they have become due and payable, have been paid in full and to the extent tax liabilities have accrued but not become payable, they are properly reflected on the books and records of ChurchLink, or in its financial statements. No income, franchise, sales or property tax return of ChurchLink is currently being audited by the Internal Revenue Service or any other taxing authority having jurisdiction over ChurchLink. ChurchLink is not a party to, or bound by, or has any obligation under any tax sharing or similar agreement. Except for the extension for filing of the calendar year 2000 consolidated tax returns of Lone Wolf until September 15, 2001, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any state or federal income tax return of ChurchLink for any period. ChurchLink is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes by any governmental authority has been asserted against ChurchLink. All federal or state income taxes that ChurchLink is or was required by applicable laws to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person who is entitled by law to receive such withholding.

                           (f) PROPERTY AND ASSETS. ChurchLink does not own any real property and the real property leased by ChurchLink has never been owned by ChurchLink. ChurchLink has good and marketable title to all of its property and assets as described on the exhibit to this Agreement and to all of its software and source codes which are used in its current business and operations.

                           (g) LITIGATION. There is not pending any legal, administrative, arbitration, governmental or other proceeding to which ChurchLink is a party, or, to the knowledge of Lone Wolf, is threatened to be made a party. To the knowledge of Lone Wolf, ChurchLink is not under any investigation with respect to, or is charged with any violation or alleged violation of, any federal, state, local or other law or regulation. Except with respect to the potential claims of Phase II Development Corporation, to the knowledge of Lone Wolf, no one has asserted, nor has any grounds to assert, any material claims against ChurchLink based upon the wrongful action or inaction of


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         ChurchLink, or any of the respective officers, directors, agents or employees of ChurchLink.

                           (h) AUTHORITY. This Agreement constitutes valid and legally binding obligations of Lone Wolf, Prestige, and Zenex, respectively, enforceable against them in accordance with its terms, except that the enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or of injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. Neither the execution and delivery of this Agreement, nor the consummation by Lone Wolf, Prestige, Zenex or ChurchLink of the transactions contemplated hereby in accordance with the terms and conditions hereof, nor the respective compliance by Lone Wolf, Prestige, Zenex or ChurchLink with any of the provisions hereof, will violate, conflict with, result in a breach of, constitute a default under, accelerate the performance required by the terms of, or permit the termination of any order, writ, injunction, decree, statute, rule, regulation or policy guidelines applicable to Lone Wolf, Prestige, Zenex or ChurchLink, respectively, or any contract, agreement, indenture or instrument to which any of Lone Wolf, Prestige, Zenex or ChurchLink is a party or by which any of Lone Wolf, Prestige, Zenex or ChurchLink is bound or committed or the respective Certificate of Incorporation or By-Laws of Lone Wolf, Prestige, Zenex or ChurchLink. Neither Lone Wolf nor ChurchLink is required to obtain any consent, approval, order or authorization of (or to effect any registration, declaration or filing with), any governmental authority, or court, or under the terms of any contract, agreement, indenture or instrument to which it is a party, or by which it is bound or committed in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                           (i) BOOKS AND RECORDS. The minute book of ChurchLink reflects accurately all significant actions ever taken by the respective Shareholders and Board of Directors (or any committee thereof), of ChurchLink. The books of account and stock record books and other records of ChurchLink are complete and correct and have been maintained in accordance with sound business practices. At the Closing hereunder, all of these books and records will be in the possession of Lone Wolf and delivered to Naylor.

                           (j) FULL DISCLOSURE. None of the information concerning ChurchLink contained in this Agreement and the exhibits and schedules hereto, or in any of the lists, documents or instruments attached hereto or delivered by Lone Wolf to Naylor as contemplated by any provision of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein, taken as a whole with all other such lists, documents, instruments or other information so furnished in light of the circumstances in which they are made, not misleading.


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                  9. REPRESENTATIONS AND WARRANTIES OF NAYLOR CONCRETE. Naylor
Concrete represents and warrants to Lone Wolf as of the Closing Date of this Agreement, as follows:

                           (a) ORGANIZATION AND STANDING OF NAYLOR CONCRETE. Naylor Concrete is a corporation organized, validly existing and in good standing under the laws of the State of Oklahoma. Naylor Concrete has all requisite corporate power and authority and is duly qualified and licensed and possesses all licenses, franchises, permits and other governmental authorizations necessary to own, lease and operate its assets and properties and to conduct its business as now being conducted, including, without limitation, the full power and authority to enter into and perform under this Agreement and the transactions contemplated hereby. All approvals, if any, required to be obtained from the Board of Directors of Naylor Concrete under Naylor Concrete's Certificate of Incorporation and By-Laws or applicable law have been obtained or will be obtained prior to the Closing Date. Naylor Concrete has full corporate power and authority to carry out the transactions provided for in this Agreement on the terms and conditions set forth herein. This Agreement constitutes a valid and legally binding obligation of Naylor Concrete, enforceable against Naylor Concrete in accordance with its terms, except that the enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. Neither the execution and delivery of this Agreement, nor the consummation by Naylor Concrete of the transactions contemplated hereby, will conflict with, require a consent under, or result in a breach of, any terms, condition or provision of, or constitute a default under (a) the Certificate of Incorporation or By-Laws of Naylor Concrete, (b) any agreement, indenture, mortgage, deed of trust, lease, license or other instrument to which Naylor Concrete is a party or by which it is bound, or any license, permit or certificate held by it, or
         (c) any applicable provision of law or any rule or regulation of any federal, state or local administrative agency or governmental authority applicable to Naylor Concrete, or any material order, judgment or decree to which Naylor Concrete is subject.

                           (b) LONE WOLF STOCK. Naylor Concrete owns Seven Million Four Hundred Thousand (7,400,000) Shares of the common stock, par value $0.001, per share of Lone Wolf ("Naylor Lone Wolf Stock"). All of the shares of Naylor Lone Wolf Stock have been duly and validly authorized and issued, are currently outstanding, are fully paid and non-assessable and have not been issued in violation of any pre-emptive rights. Naylor Concrete does not possess any securities convertible into or exchangeable for the capital stock of Lone Wolf and does not hold any outstanding options, rights (pre-emptive or otherwise), or warrants to purchase or to subscribe for any equity securities of Lone Wolf. Naylor Concrete is the record and beneficial owner of all of the Naylor Lone Wolf Stock and all of the Naylor Lone Wolf Stock is held by Naylor Concrete free and clear of all liens, encumbrances, pledges, options, charges, claims, security interests, agreements, equities and assessments whatsoever, with Naylor Concrete having the full right and authority to sell, assign, transfer and deliver the Naylor

         Lone Wolf Stock to Lone Wolf as provided in this Agreement. There are no outstanding agreements, arrangements, commitments or understandings of any kind affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of the Naylor Lone Wolf Stock by Naylor Concrete, except as expressly provided for and described in this Agreement.

                           (c) FULL DISCLOSURE. None of the information concerning Naylor contained in this Agreement and the schedules hereto, or in any of the lists, documents or instruments attached hereto or to be delivered by or on behalf of Naylor as contemplated by a provision of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein, taken as a whole with all other such lists, documents, instruments or other information so furnished in light of the circumstances in which they are made, not misleading.

                  10. COOPERATION AND RECORDS RETENTION. After Closing, each Party (considering, for purposes of this Section, Naylor, as one Party, and Lone Wolf, as the other Party) shall (i) each provide to the other such assistance as may reasonably be requested by any of them in connection with the preparation of any income tax return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such tax return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, or proceeding or determination that affects any amount required to be shown on any income tax return of the other for any period. Without limiting the generality of the foregoing, Naylor shall retain, and Lone Wolf shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all income tax returns, supporting work schedules and other records or information which are relevant to such income tax return filed for all tax periods or portions thereof ending before or including the Closing Date pertaining to ChurchLink, and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same.

                  11. LONE WOLF ENTITIES' COVENANT OF NON-COMPETITION. Lone Wolf, Prestige, Zenex and the Newmans (collectively, the "Lone Wolf Covenantors") hereby expressly covenant and agree, for a period of five (5) years commencing with the Closing Date of the consummation of this Agreement and terminating on the fifth (5th) anniversary of such Closing Date, that none of the Lone Wolf Covenantors, nor any corporation, partnership, limited liability company, limited liability partnership, trust, or any other entity owned or controlled by any of the Lone Wolf Covenantors, shall, either directly or indirectly, compete with, or own, manage, operate, control, lend to, consult with, engage or participate in the ownership, management, operation or control, or be connected with, whether as director, officer, employee, agent, consultant or otherwise, any person, partnership, trust, limited liability company, limited liability partnership, or other entity or corporation which is in competition in any respect with ChurchLink within the geographic area constituting the United States of America, by engaging in any business activities SUBSTANTIALLY comparable to the business being conducted by ChurchLink as of the Closing Date of this Agreement, to include, specifically, without limitation, providing online computer services of any kind or nature to churches or other religious organizations in the manner in which ChurchLink is currently doing, or be involved in any manner with any other business which is in any way in competition with the business being conducted by ChurchLink on the Closing Date; except, and provided, however, that nothing in this Section 11 shall be deemed to apply to, or restrict or prevent in any manner, the Lone Wolf Covenantors' rights to provide TELECOMMUNICATIONS AND internet services only to churches or religious organizations. In addition, Lone Wolf Covenantors will be permitted, anything in this Agreement to the contrary notwithstanding, to own no more than five percent (5%) of a class of equity securities issued by any aforesaid competitor of ChurchLink, which is publicly traded and registered under the provisions of Section 12 of the Securities Exchange Act of 1934.

                  12. CHURCHLINK ENTITIES' COVENANT OF NON-COMPETITION. ChurchLink, Naylor and Bobby Boyles (collectively, the "ChurchLink Covenantors"), hereby expressly covenant and agree, for a period of five (5) years commencing with the Closing Date of the consummation of this Agreement and terminating on the fifth (5th) anniversary of such Closing Date, that none of the ChurchLink Covenantors, nor any corporation, partnership, limited liability company, limited liability partnership, trust or other entity owned or controlled by any of the ChurchLink Covenantors, shall, either directly or indirectly, compete with, or own, manage, operate, control, lend to, consult with, engage or participate in the ownership, management, operation or control, or be connected with, whether as director, officer, employee, agent, consultant or otherwise, any person, partnership, trust, limited liability company, limited liability partnership, or other entity or corporation which is in competition in any respect with Lone Wolf, Prestige or Zenex within the geographic area constituting the United States of America, by engaging in any business activities substantially comparable to the business being conducted by Lone Wolf, Prestige or Zenex as of the Closing Date of this Agreement; except, and provided, however, that nothing in this Section 12 shall be deemed to apply to, or restrict or prevent in any manner, the ChurchLink Covenantors' right to provide TELECOMMUNICATIONS AND internet services to churches or other religious organizations only. In addition, ChurchLink Covenantors will be permitted, anything in this Agreement to the contrary notwithstanding, to own no more than five percent (5%) of a class of equity securities issued by any aforesaid competitor of Lone Wolf, Prestige or Zenex, which is publicly traded and registered under the provisions of Section 12 of the Securities Exchange Act of 1934.

                  13. LONE WOLF ENTITIES' COVENANT OF NON-SOLICITATION. The Lone Wolf Covenantors further expressly covenant and agree, for a period of two (2) years commencing with the Closing Date of this Agreement and terminating on the second (2nd) anniversary of such Closing Date, that none of the Lone Wolf Covenantors, nor any corporation, partnership, limited liability company, limited liability partnership, trust or any other entity owned or controlled by any of the Lone Wolf Covenantors shall, either directly or indirectly, intentionally solicit business from, divert business from, or attempt to convert to other methods of using the same type of computer services or activities which are being provided by ChurchLink during said period of time, any client, customer or other account of ChurchLink (except, and provided, however, that nothing in this Section 13 shall be deemed to apply to, or restrict or prevent in any manner, the Lone Wolf Covenantors from soliciting telecommunications and internet service business from the churches or other religious organizations which are now, or in the future, customers of ChurchLink). In addition, during the above term of this covenant, the Lone Wolf

Covenantors shall not, directly or indirectly, solicit for employment or employ any person who is, or was, during the two (2) years previous to when the Lone Wolf Covenantors, or their respective affiliates, seek to so employ him/her, an employee of ChurchLink, without the express prior written consent of ChurchLink. Further, during said period of time, the Lone Wolf Covenantors agree not to disparage by word, action, deed or otherwise the business reputation, financial condition, or, in any other regard, the operation and ownership of ChurchLink or Naylor, except as they may be required to do by applicable law. The Lone Wolf Covenantors further agree that the foregoing covenant not to solicit shall apply during the entire two (2) year period specified above in this Section 13, within the geographic area constituting the entire United States of America, without exception. For purposes of the application of the foregoing covenant not to solicit, the terms "customer, client or account" shall mean any person or entity, any corporation, joint venture, partnership, limited liability company, limited liability partnership, individual or other legal entity who maintained a business relationship, or was a subscriber to the computer services provided by, or otherwise transacted business in any material respect with ChurchLink, within the two (2) year period prior to the Closing Date, or transacts any business with ChurchLink, or becomes a subscriber to its computer services, at any time during the two (2) year term of this covenant not to solicit, as specified in this Section 13, above.

                  14. CHURCHLINK ENTITIES' COVENANT OF NON-SOLICITATION. The ChurchLink Covenantors further expressly covenant and agree, for a period of two
(2) years commencing with the Closing Date of this Agreement and terminating on the second (2nd) anniversary of such Closing Date, that none of the ChurchLink Covenantors, nor any corporation, partnership, limited liability company, limited liability partnership, trust or any other entity owned or controlled by any of the ChurchLink Covenantors shall, either directly or indirectly, intentionally solicit business from, divert business from, or attempt to convert to other methods of using the same type of computer services or activities which are being provided by Lone Wolf, Prestige or Zenex during said period of time, any client, customer or other account of Lone Wolf, Prestige or Zenex (except, and provided, however, that nothing in this Section 14 shall be deemed to apply to, restrict or prevent in any manner, the ChurchLink Covenantors from soliciting telecommunications and internet service business from the churches or other religious organizations which are now, or in the future, customers of any of the Lone Wolf Covenantors). In addition, during the above term of this covenant, the ChurchLink Covenantors shall not, directly or indirectly, solicit for employment or employ any person who is, or was, during the two (2) years previous to when the ChurchLink Covenantors, or their respective affiliates, seek to so employ him/her, an employee of Lone Wolf, Prestige or Zenex, without the express prior written consent of Lone Wolf, Prestige or Zenex. Further, during said period of time, the ChurchLink Covenantors agree not to disparage by word, action, deed or otherwise the business reputation, financial condition, or, in any other regard, the operation and ownership of Lone Wolf, Prestige or Zenex , except as they may be required to do so by applicable law. The ChurchLink Covenantors further agree that the foregoing covenant not to solicit shall apply during the entire two (2) year period specified above in this
Section 14, within the geographic area constituting the entire United States of America, without exception. For purposes of the application of the foregoing covenant not to solicit, the terms "customer, client or account" shall mean any person or entity, any corporation, joint venture, partnership, limited liability company, limited liability partnership, individual or other legal entity who maintained a business relationship, or was obtaining the telecommunications and internet services provided by, or otherwise transacted business in any material respect with, Lone Wolf, Prestige or Zenex within the two (2) year period prior to the Closing Date, or transacts any business with Lone Wolf, Prestige or Zenex, or becomes a customer of their telecommunications or internet services, at any time during the two (2) year term of this covenant not to solicit, as specified in this Section 14, above.

                  15. CONSTRUCTION AND INTERPRETATION OF THE COVENANTS OF NON-COMPETITION AND NON-SOLICITATION. Each of the Lone Wolf Covenantors and each of the ChurchLink Covenantors, respectively, covenant and agree that he or it has carefully read and considered the provisions and scope of the covenants he or it has made in Sections 11 and 13 and 12 and 14, respectively, above, in this Agreement and has been advised by legal counsel concerning the meaning and effect of the covenants of non-competition and non-solicitation set forth as to them in those Sections 11 and 13 and 12 and 14, respectively. The Lone Wolf Covenantors and the ChurchLink Covenantors all agree that the restrictions set forth in this Agreement as to the time period and the geographic area restrictions of the non-competition and non-solicitation covenants applicable to each of them, as set forth above in Sections 11 and 13 and 12 and 14 of this Agreement, respectively, are fair and reasonable and are reasonably required for the benefit of and the protection of the respective interests of the Lone Wolf Covenantors and of the ChurchLink Covenantors, as the respective beneficiaries of those said covenants, and of the good will of the ChurchLink Covenantors and of the Lone Wolf Covenantors, as applicable. In the event that, notwithstanding the foregoing, any of the provisions of this Agreement shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provision had not been included therein. In the event that any of the above provisions relating to the time period and/or geographical area of the restrictions imposed by said covenants in Sections 11 and 13 and 12 and 14, respectively, shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographical area such court deems reasonable and enforceable, said time period and/or geographical area of restriction shall be deemed to become and thereafter be the maximum time period and/or geographical area which such court deems reasonable and enforceable under the applicable law.

                  16. ENTITLEMENT TO EQUITABLE REMEDIES IN THE EVENT OF THE BREACH OF THE COVENANTS OF NON-COMPETITION AND NON-SOLICITATION BY THE LONE WOLF COVENANTORS OR BY THE CHURCHLINK COVENANTORS, RESPECTIVELY. Each of the Lone Wolf Covenantors and each of the ChurchLink Covenantors hereby, respectively, covenant and agree that a breach by any of them of their respective foregoing covenants of non-competition, as set forth in Section 11 (as to the Lone Wolf Covenantors), and in Section 12 (as to the ChurchLink Covenantors) and/or of their respective foregoing covenants of non-solicitation, as set forth in
Section 13 (as to the Lone Wolf Covenantors) and in Section 14 (as to the ChurchLink Covenantors), would result in irreparable harm to the respective beneficiaries of those covenants (i.e., ChurchLink and the Lone Wolf Covenantors), which would be difficult, if not impossible, to ascertain, and thus that there would not be an adequate remedy at law available to ChurchLink, or to the Lone Wolf Covenantors, as applicable, as those said beneficiaries in such event by reason of that fact. As a result, all of the Lone Wolf Covenantors and all of the ChurchLink Covenantors, respectively, specifically agree that in the event of any such breach by any of them of either of those said covenants, that ChurchLink or the Lone Wolf Covenantors, as applicable, as the respective beneficiaries thereof, or their respective successors or assigns, shall have the right to enforce those covenants set forth in Sections 11 and 13 and Sections 12 and 14 of this Agreement, above, respectively, by injunction or by such other appropriate proceeding in equity. In addition, if any of the Lone Wolf Covenantors or the ChurchLink Covenantors shall breach the respective covenants set forth as to them in Sections 11 and 13 and 12 and 14 of this Agreement, as applicable, then ChurchLink and the Lone Wolf Covenantors, as the respective beneficiaries of the said respective covenants, if it or they so elect, shall also be entitled to recover from the respective Covenantors thereunder, as applicable, the court costs, expenses and reasonable attorneys' fees incurred by ChurchLink or the Lone Wolf Covenantors, respectively, as such beneficiaries in connection with enforcing its or their respective rights hereunder and/or pursuing any remedies available to it or them in enforcing such respective rights, whether at law or in equity.

                  17. NOTICES. Any notice or other communication required or permitted under this Agreement, or convenient to Lone Wolf or Naylor in the consummation of the transactions contemplated hereby, shall be deemed delivered when: (i) three (3) days after deposited in a receptacle of the United States Postal Service, as registered or certified mail, return receipt requested, postage prepaid, (ii) sent by electronic facsimile transmission (if receipt is verified), (iii) personally delivered, or (iv) one (1) day after received by an overnight courier service (which obtains a receipt evidencing delivery) and shall be addressed as follows:

              (a)   Prestige or Zenex:
                                        If to Lone Wolf,
                                        Marc Newman, President and Chief
                                        Executive Officer
                                        Lone Wolf Energy, Inc.
                                        201 S. Robert S. Kerr Avenue, Suite 500
                                        Oklahoma City, OK   73102
                                        Telephone: (405) 749-9999
                                        Facsimile: (405) 749-9929


              (b)                       If to Naylor:
                                        Ricky A. Naylor, President and
                                        Chief  Executive Officer
                                        Naylor Concrete Construction Co., Inc.
                                        821 S. W. 66th Street
                                        Oklahoma City, OK  73139
                                        Telephone: (405) 631-8200
                                        Facsimile: (405) 634-2126

                  Notwithstanding the foregoing, a notice of a change of address by a Party hereto shall not be effective until received by the Party to whom such notice of a change of address is sent. In addition, notwithstanding the foregoing, with respect to any Notice given or made by electronic facsimile transmission or similar device, such Notice shall not be effective unless and until (i) the electronic facsimile machine being used prints a written confirmation of the successful completion of such communication by the Party sending the Notice, and
(ii) a copy of such Notice is deposited in first class mail to the appropriate address for the party to whom the Notice is sent.

                  18. SUCCESSORS; SURVIVAL. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs and personal representatives of each of the Parties hereto and all of the representations, warranties, covenants and agreements made by each of the Parties in this Agreement shall survive the Closing of this Agreement and the consummation of the transactions contemplated hereby.

                  19. RENT; PARKING; HEALTHCARE. ChurchLink agrees, on the Closing Date, to remit to Lone Wolf the sum of $404.78, as repayment, in full, for parking expenses of ChurchLink for the month of April, 2001, which has heretofore been advanced by Lone Wolf. Lone Wolf agrees that it shall rent to ChurchLink space in the present location of ChurchLink at the offices of Lone Wolf in Bank of Oklahoma Building, for a monthly rent of $1,822.00, without deduction (but reduced proportionately for early termination), for the months of April and May, 2001. Lone Wolf or Zenex covenant and agree to fully pay: (i) all accounts payable of ChurchLink as of March 31, 2001, and (ii) all payroll tax deposits for the March, 2001 payroll, on or before the Closing Date. Commencing April 1, 2001: (x) ChurchLink's payroll obligations, all expenses of health insurance, parking and other employee benefits for employees of ChurchLink and all accounts payable of ChurchLink shall be the sole obligation of ChurchLink, and (y) all accounts receivable, cash and assets of ChurchLink shall be the sole property of ChurchLink and Lone Wolf shall relinquish and waive any and all right, title or interest it might otherwise have or have had with regard thereto.

                  20. CHURCHLINK ASSETS. Except as the parties hereto shall otherwise agree in writing, the assets listed on EXHIBIT 1, attached hereto, constitute the sole physical assets of ChurchLink. Lone Wolf shall claim no right, title or interest in those assets. In addition, Lone Wolf hereby relinquishes any and all right, title and interest it has, or might be deemed to have, in and to all source codes and programming source codes of ChurchLink currently used in its business and to all other intellectual or intangible property of ChurchLink. Lone Wolf represents and warrants that, as of the Closing Date, all of the assets of ChurchLink listed on EXHIBIT 1, all of its source codes and all of its programming source codes are solely owned by ChurchLink and are free and clear of all liens, encumbrances, pledges, security interests, claims or restrictions thereon of any kind or nature whatsoever, except for the security interests and pledges created and granted to Ricky Naylor to secure repayment of the Zenex Loan. Specifically, Lone Wolf covenants and agrees to obtain the termination of record of UCC-1 Financing Statement Document No. N0002722 filed by ChurchLink with the Oklahoma County Clerk, State of Oklahoma, from the Secured Party named therein, namely, Futur Omega, L.L.C., on or before the Closing Date, together with a release of the Guaranty made, executed and delivered by ChurchLink to Futur Omega, L.L.C., the performance of which is secured by that certain Security Agreement made, executed and delivered to it by ChurchLink dated June 8, 2000, to which the above-referenced UCC-1 Financing Statement pertains.

                  21. AMERICAN EXPRESS AND MERIDIAN DATA EXPENSE BILLINGS. Lone Wolf shall be responsible for and shall pay all American Express charges of ChurchLink through the period ending on March 31, 2001. Lone Wolf shall thereafter not be responsible for any other such American Express charges of ChurchLink. All advance payments made by Lone Wolf to Meridian Data for the account of ChurchLink shall remain in place for the benefit of ChurchLink, but Lone Wolf shall have no responsibility or liability for any expenses charged by Meridian Data for the account of ChurchLink from and after April 1, 2001.

                  22. INDEMNITIES BY LONE WOLF, PRESTIGE AND ZENEX. Each of Lone Wolf, Prestige and Zenex ("Lone Wolf Indemnitors") hereby covenant and agree from and after the Closing Date hereunder, to indemnify, defend and hold harmless ChurchLink and Naylor ("ChurchLink Indemnitees") from and against and in respect of any and all Damages, as that term is defined in Section 24 below, that the ChurchLink Indemnitees shall incur, suffer or have asserted against them, or any of them, following the Closing Date, which arise, result from or relate to:

                           (a) Any breach of the representations or warranties contained in Section 8 or elsewhere in the Agreement, or in the Schedules or Exhibits attached hereto or in the documents or information provided by the Lone Wolf Indemnitors to any of the ChurchLink Indemnitees with regard to the transactions to be consummated hereby; or

                           (b) Any claims asserted against the ChurchLink Indemnitees with respect to any actions or omissions of the Lone Wolf Indemnitors occurring prior to the Closing Date including, without limitation, any and all liabilities (of any kind or nature), claims or causes of action, relating to the operation of the business of ChurchLink by the Lone Wolf Indemnitors prior to the Closing Date.

                  23. INDEMNITIES BY CHURCHLINK AND NAYLOR CONCRETE. Each of ChurchLink and Naylor Concrete ("ChurchLink Indemnitors") shall indemnify, defend and hold harmless Lone Wolf, Prestige and Zenex ("Lone Wolf Indemnitees") from and against and in respect of any and all Damages, as that term is defined in Section 24, below, that the Lone Wolf Indemnitees, or any of them, shall incur, suffer or have asserted against them following the Closing Date, which arise, result from or relate to:

                           (a) Any breach of the representations and warranties of Naylor in Section 9, or elsewhere in the Agreement, or in the Schedules or Exhibits attached hereto or in the documents or information provided by the ChurchLink Indemnitors to any of the Lone Wolf Indemnitees with regard to the transactions to be consummated hereby or

                           (b) Any claims asserted against the Lone Wolf Indemnitees, or any of them with respect to any actions or omissions of the ChurchLink Indemnitors occurring after the Closing Date with regard to the business of ChurchLink, including, without limitation, all liabilities, claims and causes of action relating to the operation of ChurchLink's business by the ChurchLink Indemnitors after the Closing Date.

                  24. NOTICE OF INDEMNIFICATION CLAIM BY INDEMNIFIED PARTY; DEFINITION OF DAMAGES. Any action reasonably brought by any party seeking indemnification from the indemnifying parties pursuant to the provisions of Sections 22 and 23, above, as applicable (the party claiming indemnifications and the party against whom such claims are being asserted being called hereinafter, the "Indemnified Party and the "Indemnifying Party," respectively), can be brought only if the Indemnified Party has given the Indemnifying Party reasonably timely written notice specifying the basis for such indemnification claim under the provisions of Sections 22 and 23, above, as applicable, which the Indemnified Party believes is probable of resulting in indemnification hereunder based on any then existing set of facts or circumstances known to the Indemnified Party. For all purposes under this Agreement including, specifically, the provisions of Sections 22 and 23, above, the term "DAMAGES" shall be deemed to mean the amount of the damages, costs, expenses or losses incurred by the Indemnified Party, including court costs and reasonable attorney fees, by reason of the act or failure to act that gave rise to such claim for indemnity under Section 22 or Section 23, above, as applicable: (i) net of any recoveries from third parties or insurance proceeds received by the Indemnified Party relating to the respective Damages, but the Indemnified Party under Sections 22 or 23, as the case may be, shall not be obligated to commence any legal action to seek any such recoveries or insurance proceeds, and (ii) net of any tax savings realized by the Indemnified Party, i.e., the ChurchLink Indemnitees or the Lone Wolf Indemnitees, as the case may be, relating to the same or any other tax period by reason of or relating to the matter giving rise to the Damages. The respective obligations of the Indemnifying Party under Section 22, or under Section 23, as the case may be, shall not be impaired by the bankruptcy, insolvency, receivership or other accommodation for the benefit of the creditors of the said respective Indemnifying Party, as the case may be.

                  25. INDEMNIFICATION PROCEDURES. All claims for indemnification by a party under Sections 22 or 23, above, as applicable (the party claiming indemnification and the party against whom such claims are being asserted being called hereinafter the "Indemnified Party" and the "Indemnifying Party," respectively), shall be asserted and resolved as follows:

                           In the event that any claim or demand for which an
Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall with reasonable promptness give notice (the "Claim Notice") to the Indemnifying Party of such claim or demand, specifying the nature of and a specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party under this Agreement with respect to any such claim or demand if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the terms of this Agreement, and as a result of such failure, the Indemnifying Party's ability to defend against the claim or demand is materially prejudiced. The Indemnifying Party shall have twenty (20) days from the day of its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder, with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand, provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the

Indemnifying Party shall have the right to control the defense against the claim by all appropriate proceedings and any settlement negotiations, provided that to the satisfaction of the Indemnified Party, the Indemnifying Party shall secure the Indemnified Party against such contested claims by providing adequate security. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Indemnified Party, or after electing to defend, fails to commence or reasonably pursue such defense, then, the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter all on behalf of, for the account and at the risk of the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party's expense and upon presentation of adequate security for the payment of such expenses, to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party elects to contest, or, if appropriate and related to the matter in question, in making any counterclaim against the person asserting the third party claim or demand, or any cross-complaint against any such person. Notwithstanding the foregoing, no claim as to which indemnification is sought under the provisions of this Agreement may be settled in any event without the prior written consent of the Indemnifying Party.

                  26. ADDITIONAL ACTIONS AND DOCUMENTS. Each of the Parties hereto shall take or cause to be taken further actions, execute and deliver or cause to be executed and delivered such further instruments and use best efforts to obtain such requisite consents as any of the other Parties may from time to time reasonably request in order to fully effectuate the purposes, terms and conditions of this Agreement.

                  27. TIME.  Time is of the essence of this Agreement.

                  28. MODIFICATION; ENTIRE AGREEMENT. This Agreement may only be amended or modified by an instrument in writing executed by all of the Parties. This Agreement constitutes the entire agreement among the Parties and supersedes and replaces all prior written and oral negotiations, warranties, statements and agreements among the Parties hereto with respect to the subject matter hereof.

                  29. PARTIAL INVALIDITY. If a part of this Agreement is declared to be illegal or unenforceable by a court of competent jurisdiction, then the remainder shall be construed as a valid, enforceable contract, if practical.

                  30. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws and decisions of the State of Oklahoma.

                  31. REMEDIES. On a breach of this Agreement, any non-breaching party hereto may maintain an action for specific performance against the party or Parties hereto who are alleged to have breached any of the terms, conditions, representations, warranties or agreements herein contained, and exercise all other rights and remedies at law or in equity to which such party may be entitled. Should either party be required to institute an action to

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enforce the terms of this agreement, the unsuccessful party to such action shall be obligated to pay the prevailing party's costs, including court costs and reasonable attorney's fees, incurred in such action.

                  32. FEES AND EXPENSES. Each of the Parties will pay its own expenses incurred in connection with the preparation, negotiation, execution, delivery and consummation of this Agreement and the transactions contemplated by this Agreement.

                  33. ENTIRE AGREEMENT. This Agreement, including the schedules, lists and other documents referred to in this Agreement which form a part of this Agreement, embody the entire agreement and understanding of the Parties in respect of the subject matter contained in this Agreement. There are no restrictions, promises, warranties, covenants or undertakings, other than those set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the Parties with respect to each subject matter.

                  IN WITNESS WHEREOF, the Parties have executed this Agreement effective on the date first above written.

LONE WOLF:                                     LONE WOLF ENERGY, INC.,
                                               a Colorado corporation



                                               By:   /s/ Marc W. Newman
                                                  ---------------------------
                                               Name:  Marc w. Newman
                                               Title: President
                                               Date:  April 12, 2001


PRESTIGE:                                      PRESTIGE INVESTMENTS, INC.,
                                               an Oklahoma corporation


                                               By:   /s/ Marc W. Newman
                                                  ---------------------------
                                               Name:  Marc W. Newman
                                               Title: President
                                               Date:  April 12, 2001

ZENEX:                                         ZENEX LONG DISTANCE, INC.,
                                               d/b/a Zenex Communications, Inc.
                                               an Oklahoma corporation


                                               By:   /s/ Brian Gustas
                                                  ---------------------------
                                               Name:  Brian Gustas
                                               Title: President
                                               Date:  April 12, 2001

CHURCHLINK:                                    CHURCHLINK.COM, INC.,
                                               an Oklahoma corporation



                                               By:   /s/  Robert N. Boyles
                                                  ---------------------------
                                               Name:  Robert N. Boyles
                                               Title: President
                                               Date:  April 12, 2001


NAYLOR CONCRETE:                               NAYLOR CONCRETE CONSTRUCTION CO.,
                                               INC., an Oklahoma corporation


                                               By:   /s/  Ricky A. Naylor
                                                  ---------------------------
                                               Name:  Ricky A. Naylor
                                               Title: President and Chief
                                                      Executive Officer
                                               Date:  April 12, 2001


RICKY NAYLOR:                                        /s/  Ricky A. Naylor
                                               ------------------------------
                                               RICKY A. NAYLOR, an individual



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